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                                                                    EXHIBIT 99.6



                                April ___, 1998


To The Board of Directors of FelCor Suite Hotels, Inc.:



     The undersigned consents to serve as a director of FelCor Suite Hotels, Inc. if elected to that capacity at FelCor's 1998 annual meeting of stockholders and to be named as a nominee for election as a director of FelCor Suite Hotels, Inc. in the Joint Proxy Statement/Prospectus for the annual meeting.



                                                      /s/ MICHAEL D. ROSE
                                                      -------------------------
                                                      Michael D. Rose